Exhibit 99.1

Republic Bank & Trust Company Expands into the Nashville, Tennessee Market with Acquisition

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 27, 2012--Republic Bancorp, Inc. (NASDAQ: RBCAA) (“Republic” or the “Company”), through its subsidiary, Republic Bank & Trust Company (“RB&T”), is pleased to announce that it has expanded into the Nashville, Tennessee market by acquiring substantially all of the deposits and select assets of Tennessee Commerce Bank (“TCB”) of Franklin, Tennessee, from the Federal Deposit Insurance Corporation (“FDIC”).

In addition to assuming approximately $1 billion of the deposits of TCB (both insured and uninsured), RB&T purchased approximately $122 million of loans and other real estate owned for $65 million, representing a 47% discount. RB&T paid no deposit premium for the deposits. The acquisition is being completed through a purchase and assumption agreement with the FDIC, without loss sharing agreements. RB&T did not acquire any assets or liabilities of TCB’s parent holding company, Tennessee Commerce Bancorp, Inc., or any of TCB’s stock in Commerce Bancshares, Inc. and Farmers Bancorp, Inc. and their subsidiary banks.

“We are delighted to expand our service into the Nashville market and we look forward to growing in the community,” said Steve Trager, CEO of Republic. “Most importantly, with the support of the banking industry and the FDIC, all customer deposits will be protected and all depositors will have prudent access to their funds.”

This transaction is expected to be immediately accretive to Republic’s net income, diluted earnings per common share and book value per common share. Upon completion of the acquisition, RB&T will continue to be “well capitalized” under applicable bank regulatory standards and will require no additional capital to complete this transaction.

Republic Bancorp, Inc. is a $3.4 billion bank holding company headquartered in Louisville, Kentucky. The Company has 42 locations in Kentucky, Indiana, Ohio and Florida, and Republic has a long history of strong earnings, healthy capital and excellent asset quality. Republic posted record net income of $94.1 million in 2011 and received national recognition in July 2011, when Sandler O'Neil & Partners released its annual rankings of the top 150 financial institutions in Bank Director Magazine. For the second consecutive year, the magazine ranked Republic as the 5th best performing bank in the country based on total assets, profitability, capital adequacy and asset quality. Republic has been recognized each of the last three years as one of the top ten performing banks in the country thanks to the great efforts of its 710 associates who are dedicated to serving its clients’ financial needs every day.

TCB’s only office will continue to operate under its current name as a division of RB&T. TCB clients should continue to conduct their banking as they have in the past. RB&T will soon be providing additional information to TCB clients about this transaction. TCB client deposits are now backed by the financial strength and security of RB&T and will continue to be insured by the FDIC to the fullest extent provided by law.

If clients of TCB have any questions regarding their accounts involved in this transaction, they should visit www.tncommercebank.com or www.fdic.gov, or contact their customer service representatives at TCB.

Republic Bancorp, Inc. (Republic) has 42 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of the Company’s financial condition, results of operations and statements about the financial benefits and other effects of the acquisition of certain assets and assumption of certain liabilities of TCB from the FDIC. Forward-looking statements can be identified by the use of the words “expect,” “anticipate,” “believe,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, expected earnings and book value effects, synergies and other financial benefits from the acquisition of TCB’s assets and liabilities might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; market, economic, operational, liquidity, credit and interest rate risks associated with TCB’s business, competition, government legislation and policies; ability of the Company to execute its business plan, including the integration of the acquired TCB assets and liabilities, and other matters discussed in this release and other factors set forth as “Risk Factors” in the Company’s Form 10-Q for the quarter ended September 30, 2011 and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

CONTACT:
Republic Bancorp, Inc.
Michael Sadofsky, 502-561-7125
Cell: 502-592-8926
Senior Vice President and Chief Marketing Officer